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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.   )*
                                            ---


                            Armstrong Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    042384107
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                                 (CUSIP Number)


                                  March 2, 2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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-------------------------
  CUSIP No.   042384107               13G
-------------------------

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    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           S. Muoio & Co. LLC
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [X]
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    3      SEC USE ONLY

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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

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                                5    SOLE VOTING POWER
          NUMBER OF
                                     0
            SHARES           ---------------------------------------------------
                                6    SHARED VOTING POWER
         BENEFICIALLY
                                     2,284,326
          OWNED BY           ---------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
          REPORTING
                                     0
            PERSON           ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
             WITH:
                                     2,284,326
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,284,326
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO, IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.
          (a)  Name of Issuer

          Armstrong Holdings, Inc.

          (b)  Address of Issuer's Principal Executive Offices

          P.O. Box 3001

          Lancaster, Pennsylvania  17604

Item 2.


Item 2(a) - (c). Name, Principal Address, and Citizenship of Person:


          S. Muoio & Co. LLC

          509 Madison Avenue, Suite 406

          New York, NY 10022


          S. Muoio & Co. LLC: Delaware Limited Liability Company


          Salvatore Muoio

          c/o S. Muoio & Co. LLC

          509 Madison Avenue, Suite 406

          New York, NY  10022


          Salvatore Muoio: United States of America


          (d)  Title of Class of Securities

          Common Stock, $1.00 par value

          (e)  CUSIP Number

          042384107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under section 15 of the Act.

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act.

          (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

          (e) [ ] An investment adviser in accordance with (Section) 240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with (Section) 240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with (Section) 240.13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j)  [ ] Group, in accordance with (Section) 240.13d-1(b)(1)(ii)(J).

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Item 4.   Ownership

          (a)  Amount Beneficially Owned

          S. Muoio & Co. LLC:  2,284,326

          Salvatore Muoio: 2,284,326

          (b)  Percent of Class

          S. Muoio & Co. LLC: 5.6%


          (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote

               (ii)  Shared power to vote or to direct the vote

              (iii)  Sole power to dispose or to direct the disposition of

               (iv)  Shared power to dispose or to direct the disposition of



Instruction.  For computations regarding securities which represent a right to acquire an underlying security see (Section) 240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Instruction.  Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.


Item 8.   Identification and Classification of Members of the Group


Item 9.   Notice of Dissolution of Group


          Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.]

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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   S. Muoio & Co. LLC*

                                                   By:  /s/ Salvatore Muoio
                                                        ----------------------
                                                        Name:  Salvatore Muoio
                                                        Title: Managing Member


                                                   Salvatore Muoio*

                                                        /s/ Salvatore Muoio
                                                        ----------------------
                                                        Name:  Salvatore Muoio
                                                        Title: Managing Member

Date: March 6, 2007


*The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.

      Attention: Intentional misstatements or omissions of fact constitute
                 Federal criminal violations (See 18 U.S.C. 1001)

                                  Page 5 of 5